SCG Financial Acquisition Corp. Announces Closing of
$80,000,000 Initial Public Offering

CHICAGO, IL, April 18, 2011 —/PRNewswire/ - SCG Financial Acquisition Corp. (the “Company”)(OTCBB: SCGQU), an entity sponsored by Gregory H. Sachs (founder and former Chairman and CEO of Deerfield Capital Management), announced today that it has closed its initial public offering for gross proceeds of $80,000,000. The Company sold 8,000,000 units at a price of $10.00 per unit. Each unit issued in the initial public offering consisted of one share of common stock and one warrant to purchase one share of common stock at an exercise price of $11.50 per share. In addition the Company has granted the underwriters a 45 day over-allotment option to purchase up to an additional 1,200,000 units.

The Company is a newly-organized blank check company formed for the purpose of acquiring or merging with an operating business.

Initially, the units will be the only security trading. The Company’s units began trading on the Over-the-Counter Bulletin Board quotation system under the ticker symbol “SCGQU” on April 13, 2011. The common stock and warrants comprising the units will begin separate trading on the 52nd day following April 12, 2011 (or such earlier number of days as the underwriters may permit), subject to the Company’s filing a Current Report on Form 8-K with the Securities and Exchange Commission containing an audited balance sheet reflecting its receipt of the gross proceeds of this offering and issuing a press release announcing when such separate trading will begin.

The Company has deposited $80,000,000 (including $3,000,000 from a private placement of 4,000,000 warrants to the Company’s sponsor), or approximately $10.00 per share, into a trust account maintained by Continental Stock Transfer & Trust Company acting as the trustee. The funds will not be released from the trust account except under certain limited circumstances as described in the prospectus relating to this offering.

Lazard Capital Markets LLC acted as sole book-running manager of the offering. Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS), acted as co-manager of the offering. Ellenoff Grossman & Schole LLP acted as counsel to the Company and Greenberg Traurig, LLP acted as legal counsel to the underwriters.

The offering of these securities is being made only by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus related to this offering may be obtained from:

Lazard Capital Markets LLC
30 Rockefeller Plaza
New York, NY 10020
Attn: Syndicate Department
Telephone: 800.542.0970
Facsimile: 212.632.6984

____________________________________
Company Contact:
SCG Financial Acquisition Corp. Investor Relations (312) 784-3960